Exhibit 10.35

ADDITIONAL RESEARCH AGREEMENT

This Additional Research Agreement (this "Agreement"), by and between Hadasit Medical Research Services and Development Ltd., a company duly incorporated under the laws of Israel (“Hadasit”) and Cell Cure Neurosciences Ltd., a company duly incorporated under the laws of Israel (the “Company”), is entered into and is effective subject to and as of the going into force of the Amended License Agreement (as defined below) (the "Effective Date").

(The parties hereto may be referred to herein individually a "Party" and jointly as the "Parties").

WHEREAS, the Parties entered into a certain License and Sponsored Research Agreement dated September 1, 2006 (the "2006 Agreement") pursuant to which, inter alia, Hadasit granted certain rights and a license to the Company and Hadasit has and is currently carrying out certain research for the Company in respect to the derivation and characterization of neural cells from human embryonic stem cells; and

WHEREAS, the Parties entered into a License and Sponsored Research Agreement which went into effect on August 30, 2009 (the "2009 License Agreement"), which the Parties are amending pursuant to an Amended and Restated Research and License Agreement (the "Amended License Agreement") dated October 7, 2010, which Amended License Agreement will go into force upon the occurrence of the Triggering Events defined therein, and pursuant to which, inter alia, Hadasit will grant the Company a license to certain of its technology for the development and exploitation of human stem cells and induced pluripotent hESC derived retinal pigment epithetlial cells solely for cell replacement therapy of conditions involving retinal diseases (the “RPE License” and the "RPE Field"); and

WHEREAS, in furtherance of the RPE License, the Company has procured the services of Hadasit to carry out research in the RPE Field which started on January 1, 2009, pursuant to a Product Development Agreement which went into effect on August 30, 2009 (the "Product Development Agreement"); and

WHEREAS, the Company receives funding for its research programs, from time to time, from various sources, including, inter alia, from the Office of the Chief Scientist of the Ministry of Trade, Commerce and Labor (the "OCS"); and

WHEREAS, the Parties wish to expand their collaboration in the field of stem cell applications for neurodegenerative diseases (the “Field”) and Cell Cure has agreed to fund additional research at Hadasit in the Field in a cumulative amount of US$1,500,000 (One Million and Five Hundred Thousand US Dollars) envisaged to be conducted over a period of 5 (five) consecutive years (the "Additional Research"), in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

1.              Definitions

1.1.	Terms defined in this Section 1 and elsewhere, parenthetically, in this Agreement, shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or in the plural.

1.2.	“Annual Additional Research Funds” shall mean the sum of US$ 300,000 (Three Hundred Thousand US Dollars).

1.3.
“Arbitrators” shall mean Dr. Michael West or any person who may replace him as Chief Executive Officer of BioTime, Inc. and Prof. Shlomo Mor-Yosef or any person who may replace him as Director General of Hadassah Medical Organization. In the event of an irresolvable dispute between the Arbitrators, a final decision on the matter shall be made by a third party to be chosen by agreement of the Arbitrators, which third party shall, solely in respect to such matter, be deemed the "Arbitrator" hereunder.

1.4.	“Escrow Agent” shall mean Ephraim Abramson & Co Trust Company Ltd. or any other person the identity of whom is mutually agreed upon by the Parties.

1.5.	“Facilities” shall mean the facilities of HMO.

1.6.	“HMO” shall mean Hadassah Medical Organization.

1.7.
"Invention" shall mean any data, discoveries or inventions developed or generated in the performance of the Additional Research (and any and all vested, contingent and future intellectual property rights therein) including without limitation any inventions or discoveries, applications, concepts, ideas, documents, information, know-how, trade secrets, reports, analyses and data (all - including but not limited to processes, methods, software, formulae, techniques, compositions of matter, devices, and improvements thereof and know-how relating thereto), all whether or not patentable or copyrightable.

1.8.	“Letter of Instructions” shall mean the Letter of Instructions to the Escrow Agent substantially in the form attached hereto as Annex A, to be executed on even date herewith by all parties thereto.

1.9.	“Principal Investigator” shall mean Professor Benjamin Reubinoff.

2.             Scope and Conduct of Services

2.1.
The Company hereby retains Hadasit to provide certain research and development activities in the Field, as to be specified in mutually agreed upon annual written work orders. Work orders, once signed by both Parties or issued by the Company pursuant to Section 2.2 below, reflecting the decision of the Arbitrators (each, a “Work Order”), will be deemed as having been incorporated into and shall form an integral part of this Agreement. Unless agreed otherwise between the Parties in writing, each Work Order will include, as appropriate, a scope of work for the next calendar year, time lines and a breakdown showing the usages of the Annual Additional Research Funds (which usages shall not include covering patent expenses, as may be required to be borne by the Company pursuant to this Agreement) as well as any amount that may be added thereto by mutual consent. The services to be provided by Hadasit pursuant to this Agreement and any Work Order hereunder shall be in the Field, shall be consistent with applicable ethical standards and shall be within the scope of the expertise of the Principal Investigator (the "Scope of Services").

2.2.
For as long as the cumulative Additional Research Funds (defined below) have not been completely expended on the Additional Research or agreed to be expended, pursuant to Work Orders, the Parties shall commence negotiating each Work Order for the next calendar year by no later than September 1st of each year during the term of this Agreement, but not beyond the calendar year 2016 (up to one years extension beyond the term originally envisaged). If the Parties are unable to reach an agreement as to the contents of any Work Order by December 1st of the same year, then the Arbitrators, following consultation with the Principal Investigator, shall have the authority to decide upon any specific matter that the Parties have not been able to conclude by such time in respect of such Work Order, which decision the Arbitrators shall submit to the Parties in writing. The Work Order shall be subsequently issued by the Company by the end of such year, reflecting the Arbitrators’ determination, and shall be deemed a Work Order hereunder and shall be final and binding on both Parties. For the avoidance of doubt, the Arbitrators (i) shall not have the authority to change any terms which have been agreed to previously by the Parties; (ii) shall not have the authority to determine that Hadasit shall perform services which are beyond the Scope of Services; and (iii) shall use commercially reasonable judgment in determining the value of the services to be provided, based upon comparable market standards.

2.3.
Each Work Order shall be subject to all of the terms and conditions of this Agreement. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. Notwithstanding the foregoing, each Work Order is independent and may be terminated separately in accordance with the provisions of Section 2.6 below.

2.4.	Subject to the terms and conditions herein, Hadasit hereby accepts said engagement and agrees to provide the services set out in each Work Order.

2.5.
Any material change in a Work Order or the assumptions upon which the Work Order is based shall require a written amendment to the Work Order (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matters. The Change Order will become effective upon the execution of the Change Order by both Parties, and Hadasit will be given a reasonable period of time within which to implement the changes. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party. In the event that the Parties will not reach an agreement with respect to the details of the Change Order, the Company shall be entitled to terminate the Work Order in accordance with Section 2.6 of this Agreement; provided in all events that this provision shall not derogate from the Company's obligation to pay Hadasit, in such year, the full amount of the Annual Additional Research Funds for such year, and any Annual Additional Research Funds due thereafter hereunder, regardless of whether another Work Order is actually issued by the Company during such year or thereafter, subject to the provisions of Section 2.6 below.

2.6.
The Company, at its sole discretion, may terminate a specific Work Order in whole or in part for any reason with a prior written notice of 30 (thirty) days to Hadasit. In such event, that portion of the budget that would have been allocated to services so terminated shall be reallocated, by mutual consent, for other services to be provided during that same year pursuant to a new Work Order for that year or credited by Hadasit towards Additional Research to be performed under the subsequent Work Order; provided in all events that this provision shall not derogate from the Company's obligation to pay Hadasit, in such year, the full amount of the Annual Additional Research Funds for such year, and any Annual Additional Research Funds due thereafter hereunder, regardless of whether another Work Order is actually issued by the Company during such year or thereafter, it being understood and agreed, however, that the Annual Additional Research Funds may be applied by Hadasit only for the conduct of Additional Research from 2011 through 2016. If there is any excess which are not utilized in the implementation of any Work Plan due to a termination of a Work Order pursuant to Section 2.6, then Hadasit shall be free to utilize such excess as from January 1, 2017, in any manner that it deems fit, without reference to this Agreement.

2.7.
Hadasit and the Principal Investigator shall, using their best efforts, professionally and diligently perform the Additional Research in accordance with each Work Order at the Facilities of HMO and shall devote qualified personnel and adequate resources in order to carry out each specific Work Order as provided therein. Hadasit and the Principal Investigator shall provide the services set forth herein consistent with applicable standards of practice and protocols; the applicable standards, rules and regulations of accreditation organizations, if relevant and, all other applicable laws and regulations, as may be amended from time to time.

2.8.
Hadasit or HMO (as applicable) shall obtain and maintain all authorizations and approvals (if any) required from the appropriate authorities as may be required for the performance of the Additional Research. The Company shall provide reasonable assistance to Hadasit/HMO in this regard.

3.              Principal Investigator and Research Team

3.1.
The Additional Research shall be conducted and managed by, and shall be under the direct control of, the Principal Investigator, with the participation of other clinical and research personnel of Hadasit and/or HMO. In the event that the Principal Investigator ceases to be available for purpose of the Additional Research, Hadasit shall be responsible, within 60 (sixty) days from the date the Principal Investigator is no longer available for such purpose, for the procurement of his substitution by a suitably qualified researcher, who shall be reasonably acceptable to the Company. In the event that Hadasit fails to provide such substitute or in the event that the Company does not reasonably approve the identity of such proposed substitute within the prescribed 60 (sixty) day period, then the Company shall be entitled to terminate this Agreement by rendering Hadasit written notice with immediate effect; provided however that in such event, the Company shall be responsible to pay all of Hadasit's previously-committed (sunk) costs hereunder until the later of the end of the calendar quarter following the quarter in which such termination occurs.

3.2.
Hadasit may not employ, in the performance of a Work Order hereunder, the services of any person who is not an employee within the organization of Hadasit or HMO or a student or visiting scientist, unless such person is bound in writing by confidentiality and invention assignment obligations in connection with the Additional Research. Hadasit may not employ, in the performance of the Research Plan hereunder, the services of an external contractor unless it informs the Company in writing of the identity of such person, his/her status as an external services provider, and obtained the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

4.              Independent Contractors

The business relationship of Hadasit, HMO and the Principal Investigator to the Company is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship. Each Party and HMO will be solely responsible for expenses and liabilities associated with the employment of its employees, agents and assigns.

5.              Records and Reporting

5.1.
Hadasit will procure that HMO and/or the Principal Investigator's team prepares and keeps complete and accurate records of the status and progress of the Additional Research carried out pursuant to each Work Order in notebooks, and in compliance with the applicable laws, rules and regulations, including, the relevant regulations of the OCS or any other funding entity (if applicable). Should any special records be required by the OCS or any other funding entity, the Company shall provide administrative support to Hadasit, at the Company’s own expense and the Company shall cover all of Hadasit’s out-of-pocket expenses. Additional Research documentation will be promptly and fully disclosed to the Company by Hadasit upon request and also shall be made available at Hadasit's site upon request for inspection, copying, review and audit during any inspections conducted pursuant to Section 6 of this Agreement. Hadasit agrees to promptly take any steps that are requested by the Company as a result of an audit to cure deficiencies in the research documentation as long as such steps are in accordance with ethical standards and that all out-of-pocket costs are covered by the Company.

5.2.
Additional Research documentation shall be retained as reasonably required by the Company and/or as set forth in the respective Work Order. Hadasit and the Principal Investigator shall cooperate with the authorized representatives of the Company in connection with any reasonable concern, inquiry, instruction or demand raised or made by such representatives in connection with the performance of the Additional Research, provided that the Company shall reimburse Hadasit for all of its out-of-pocket expenses so incurred.

5.3.
If a Work Order is active, Hadasit shall furnish the Company, on a quarterly basis, short written summary reports (up to 1-2 pages long or in the form of a PowerPoint presentation, in each quarter, in the agreed format attached hereto as Annex B (the “Quarterly Reports”) indicating the progress of the Additional Research, all critical results obtained (including, without limitation, whether there are any patentable Inventions) and the state of the advancement of the Additional Research in relation to the Work Order, no later than 30 (thirty) days after the end of each calendar quarter during the term of this Agreement, starting from the end of the first quarter of 2011.

5.4.
Hadasit shall provide the Company with a final report within 90 (ninety) days of the completion of each Work Order or, if this Agreement is terminated in the course of any Work Order (except if there is an outstanding uncured material breach by the Company), within 90 (ninety) days of the termination of this Agreement. Such final reports will indicate all results obtained (including, without limitation, whether there are any patentable Inventions) and shall comprise, inter alia, experimental results, statistical evaluation, and any other requirements as set forth in the respective Work Order. Hadasit shall also provide access to raw data as requested by the Company. Should any special reports be required by the OCS or any other funding entity, the Company shall provide administrative support to Hadasit, at the Company's own expense and the Company shall cover all of Hadasit’s out-of-pocket expenses so incurred.

6.             Inspection

Subject to any limitation deemed necessary by Hadasit and/or the Principal Investigator to maintain patient confidentiality, at any time during the provision of the Additional Research, but in all events not more than 1 (one) time per month, Hadasit will permit the Company and/or its designated representatives, during normal operating hours and at mutually agreeable times, to visit the Facilities to monitor Hadasit’s performance of the Additional Research, examine and inspect the Facilities, review all records, procedures and other materials related to the Additional Research, and audit the results of each Work Order, all as deemed necessary and appropriate by the Company and/or the OCS (if applicable).

7.             Compensation; Escrow Funds

7.1.
The Company commits to finance the Additional Research at Hadasit, in a cumulative amount of US$ 1,500,000 (One Million and Five Hundred Thousand US Dollars) (the "Additional Research Funds") by paying the Annual Additional Research Funds to Hadasit each year for 5 (five) consecutive years, as provided herein, commencing as of the calendar year starting on January 1, 2011. For the avoidance of doubt, Hadasit acknowledges that the source of the Additional Research Funds may include grants from third parties, including but not limited to, the OCS. Moreover, the Company confirms that the Additional Research Funds are being committed over and above the amounts that may be payable by the Company to Hadasit pursuant to any other arrangement, including without limitation the 2006 Agreement, the 2009 License Agreement, the Amended License Agreement, any OCS grants that were approved in relation to the period prior to December 31, 2010, any grants received under the Seventh Framework Programme (FP7) sponsored by the European Research Council in relation to OpRegen Plus, and the Product Development Agreement.

7.2.
The Company shall deposit the Annual Additional Research Funds by no later than December 1st of the previous year for each coming year, starting December 1, 2010 and ending on December 1, 2014, with the Escrow Agent. The Annual Additional Research Funds shall be held in escrow by the Escrow Agent. The Letter of Instructions shall be signed by the Parties and the Escrow Agent upon even date herewith, and shall instruct the Escrow Agent to release the Annual Additional Research Funds to Hadasit each year in 4 (four) equal quarterly installments of US$ 75,000 (Seventy Five Thousand US Dollars) each (the “Quarterly Installments”). Each Quarterly Installment shall be released by the Escrow Agent to Hadasit on the first day of such calendar quarter (i.e., January 1, April 1, July 1, and October 1). In the event that, prior to the release date for a quarter, the Escrow Agent and Hadasit have received a document from the Company, which is not disputed or cured by Hadasit, indicating that the Quarterly Report was not submitted by Hadasit to the Company in respect of the calendar quarter before last (for example, a notice before July 1 that the Quarterly Report for Q1 was not received), then the Escrow Agent shall not release such Quarterly Installment until Hadasit submits such Quarterly Report to the Company.

8.             Product Orientated Additional Research

8.1.
Subject to the provisions of this Section 8 and Section 10 below, any and all Inventions that are product orientated, i.e. supporting specific indications within the Field ("Product Orientated Inventions") (e.g. multiple sclerosis) shall be the exclusive property of Hadasit, provided that ownership of any patentable Product Orientated Inventions ("Product Orientated Patent Rights") shall be determined based on relative contribution by the Company and Hadasit, such that if HMO researchers are joint inventors of such patentable Product Orientated Inventions together with other inventors who are employed by the Company, then Hadasit and the Company shall be co-assignees.

8.2.
Subject to the terms and conditions of this Agreement, Hadasit hereby grants a worldwide exclusive license under its rights in the Product Orientated Inventions to the Company, solely within the Field, with the right to sublicense, subject to the following:

8.2.1.
The filing of any patents covering the Product Orientated Patent Rights and the prosecution and maintenance thereof shall be the sole responsibility of the Company, but will be performed in consultation with Hadasit in such way that Hadasit will be properly informed of each and any activity and will be copied on all correspondence of the Company with the patent attorneys, and the Company shall be responsible for all expenses related thereto. The Company shall reimburse Hadasit for any related out-of-pocket expenses incurred by it against substantiating documentation;

8.2.2.
The Company shall have the right to lead any litigation in respect to the Product Orientated Patent Rights, in ongoing consultation with Hadasit, and provided that in the defense of any litigation, the Company will cover (in addition to its own expenses) all Hadasit out-of-pocket expenses with regard to such litigation (including but not limited to Hadasit's independent attorneys). The Company shall promptly notify Hadasit of any threatened or actual litigation;

8.2.3.
The Company shall confirm to Hadasit in writing its commitment to make commercially reasonable efforts to develop a product based on the Product Orientated Patent Rights for the relevant indication as consistent with the commercial efforts generally applied to similar products of similar potential;

8.2.4.
The Parties shall negotiate the royalty rate and other financial consideration that shall be due to Hadasit in respect of each new product on the basis of the relative contribution of each Party to creating the respective Product Orientated Invention. If the Parties are unable to reach a mutual agreement within a reasonable time, then they will appoint a mutually agreed upon third party expert who shall determine the terms of such license. For the avoidance of doubt, the license shall remain in effect during this process; and

8.2.5.
The following terms of the Amended License Agreement shall apply to such license under Section 8, mutatis mutandis (and ignoring specific provisions and references therein which are not applicable to the subject matter of such license): 2.1, 2.2, 2.3, 2.4, 2.10, 3.5, 3.6 through 3.12, 4, 5.4, 5.6, 7.1 through 7.4, 8, 9, 10, 11, 12, 13.2, 13.3, 13.6, 13.7, 14, 16, 18.1 through 18.3 and 18.6 through 18.9.

8.2.6.
To the extent of any inconsistency between (A) the provisions of the Amended License Agreement which are incorporated by reference in Section 8.2.5 above, and (B) this Agreement as it relates to the license granted under the other provisions of this Section 8.2, sub-clause (B) shall prevail.

8.3.
Notwithstanding the foregoing, if a Product Orientated Invention falls within the RPE Field, then same shall be deemed as part of the "Licensed Technology" under the Amended License Agreement, for all intents and purposes and no royalties or other consideration shall be payable to Hadasit in respect thereto, other than as provided thereunder. Moreover, all patents which constitute the subject matter of Product Orientated Patent Rights hereunder shall be treated as “Licensed Patents” under the Amended License Agreement for all intents and purposes.

9.             Technology Orientated Inventions

9.1.
The Company acknowledges that HMO has received, is currently receiving and may continue to receive funding from other sources that support the generic-across indication research so that it is not possible to determine the exact source of funding that leads to specific inventions, including inventions pertaining to human embryonic stem cells that are technology orientated, i.e. supporting general uses of technology within the Field (e.g. sustaining cell growth). Hadasit represents and warrants to the Company, that notwithstanding the foregoing, it shall, subject to the rights of any third-party grantors (including, without limitation, the OCS), have the rights and the authority, to grant certain rights and licenses to the Company in any such technology oriented inventions that are used in the performance of the Additional Research (“Technology Oriented Inventions”), as envisaged in this Section 9.

9.2.
Subject to the provisions of this Section 9 and Section 10 below, as between the Parties, any and all Technology Orientated Inventions having application in the Field invented solely by Hadasit or HMO employees/contractors shall be the exclusive property of Hadasit. Any Technology Orientated Inventions that were invented jointly by Hadasit and/or HMO employees/contractors and the Company's employees shall be jointly owned by Hadasit and the Company.

9.3.
Subject to the terms and conditions of this Agreement, Hadasit hereby grants to the Company a worldwide, royalty free, non exclusive, license to its rights in the Technology Orientated Inventions for the development and manufacturing of Licensed Products (as defined in the Amended License Agreement) or products that are covered by Product-Orientated Patent Rights solely in the Field and in the RPE Field (the "Technology Orientated License"), with the right to sublicense solely in the Field and in the RPE Field, subject to the following:

9.3.1.
Following consultation with the Company, the filing of any patents covering the Technology Orientated Inventions (the "Technology Orientated Patents") and the prosecution and maintenance thereof shall be the sole responsibility of Hadasit, and shall be at Hadasit's sole discretion, subject to the provisions of Section 9.4 below;

9.3.2.
Until Hadasit has granted 2 (two) or more licenses under the Technology Orientated Patents to third parties, the Company shall reimburse Hadasit for 50% (fifty percent) of the Technology Orientated Patent expenses, including past patent expenses not reimbursed by third parties. Once there are more than 2 (two) third party licensees of the Technology Orientated Patents Hadasit shall use commercially reasonable efforts to ensure that the Company shall pay a proportionate amount of the foregoing patent expenses together with such other licensees, such that if there are "n" licensees (including the Company), the Company's share will be a percentage of the expenses equal to 100/n and Hadasit will reimburse to the Company a proportional share of past patent expenses transferred to it by any third party licensees;

9.3.3.
For the avoidance of doubt, other than the patent expenses set forth in Section 9.3.2 above, the Company shall not be obligated to pay to Hadasit any consideration of any kind whatsoever, including but not limited to royalty or milestone payments, for the Technology Orientated License; and

9.3.4.
The following terms of the Amended License Agreement shall apply to such license under this Section 9, mutatis mutandis (and ignoring specific provisions and references therein which are not applicable to the subject matter of such license, and taking account of the fact that this is a non-exclusive, royalty-free license): 2.3, 2.4, 5.4, 5.6, 11, 13.2, 13.3, 13.6, 13.7, 14, 16, 18.1 through 18.3 and 18.6 through 18.9.

9.3.5.
To the extent of any inconsistency between (A) the provisions of the Amended License Agreement which are incorporated by reference in Section 9.3.4 above, and (B) this Agreement as it relates to the license granted under the other provisions of this Section 9.3, sub-clause (B) shall prevail.

9.4.
Should Hadasit choose not to file for patent protection of any Technology Oriented Invention, or to abandon any Technology Oriented Patents, then the Company shall have the right, but not the obligation, to file and/or prosecute and/or maintain such Technology Oriented Patent, in Hadasit’s name, at the Company’s own responsibility and cost, and shall have the right to abandon any such process, at any time, at its full discretion.  For as long as the Company so maintains any such Technology Oriented Patent, the Company shall be deemed as having an exclusive, royalty-free right to exploit the underlying technology thereunder, in the Field.

10.           OCS Funded Inventions

Notwithstanding the provisions of Sections 8 and 9 above, any Inventions developed in the course of the Additional Research with OCS funding pursuant to the Law for Encouragement and of Industrial Research and Development, 1984, as amended from time to time (the “R & D Law”) even if developed solely by Hadasit or HMO, shall be jointly owned by the Company and Hadasit, if and to the extent required by the R&D Law.

11.           Certain IP

11.1.
For the avoidance of doubt, if intellectual property ("IP") of the Company or any intellectual property or materials licensed-in by the Company from its affiliates or any other third party is used by Hadasit in the development of any Technology Orientated Inventions (such intellectual property and materials, the "Company Background IP"), then any license granted by Hadasit to a third party to the Technology Orientated Inventions will not include any express or implied license to the Company Background IP. Hadasit shall preserve the confidentiality of the Company Background IP in accordance with the provisions of this Agreement and not utilize the same for any purpose other than for the Additional Research as set forth in this Agreement, and then only to the extent provided in the Work Order(s).

11.2.
Hadasit shall advise the Company, in advance, if the implementation of any particular services involves the use of any of Hadasit’s IP or other intellectual property owned by Hadasit and which is not otherwise licensed to the Company. Hadasit shall refrain from utilizing any such intellectual property, in the conduct of the Additional Research, without the approval of the Company, in writing, in advance. If the Company is interested in acquiring a license to such IP, the parties will negotiate such license in accordance with the provisions of Section 8.2.4, mutatis mutandis.

11.3.
If the Company is interested in a license to any Hadasit IP that is relevant to the subject matter of any Work Order, then provided that Hadasit is contractually free to grant the Company a license to such IP:

11.3.1.
The Parties shall negotiate in good faith the terms of a license, including the royalty rate and other financial consideration for each license.  If the Parties are unable to reach a mutual agreement within a reasonable time, then Hadasit shall not be required to grant such license and the Company shall have no further rights thereto.

11.3.2.
It shall be a condition of any such license that the Company shall reimburse Hadasit for any prior patent expenses incurred by it against substantiating documentation and which have not been reimbursed to it by any third party.

12.           Materials

All costs regarding the use of any biological materials required for the performance of the Additional Research shall be included in the budget for the Additional Research. If such materials are proprietary to Hadasit and/or HMO and not already licensed to the Company for other uses or other fields of use, Hadasit will inform the Company in advance if it is going to make use of such materials in the Additional Research, and the Company will have the opportunity to negotiate a license therefor. For the avoidance of doubt, materials licensed  to the Company under other agreements for other uses or other fields of use, may be used in the course of the Additional Research and in the exploitation of Product Oriented Inventions and Technology Orientated Inventions under the terms and conditions of this Agreement at no extra costs, royalties or other consideration except for (i) extra cost required to produce the amount of materials to be transferred and (ii) any additional costs required to maintain or characterize the material by Hadasit in order to comply with any specification requirements set by the Company, to the extent requested of Hadasit by the Company. Nothing in the foregoing shall be construed as derogating from any costs, royalties or other consideration that may be due to Hadasit pursuant to any other agreement.

13.           Confidential Information

13.1.
Each Party shall maintain in confidence any and all information relating to this Agreement and the terms thereof and all information and reports received by such Party from the other Party, whether in written, oral, electronic or any other form and which has been designated in writing as confidential (collectively, the “Confidential Information”). Confidential Information shall not include information that:

13.1.1.	is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the receiving Party of its confidentiality obligations;

13.1.2.	was already known by the receiving Party at the time of disclosure;

13.1.3.	is lawfully obtained from a third party under no obligation of confidentiality;

13.1.4.	is independently developed by the receiving Party without the use of the Confidential Information; or

13.1.5.	is required by law, court or any competent authority to be disclosed, provided that the receiving Party gives the disclosing Party reasonable prior written notice thereof.

13.1.6.
Each Party undertakes and agrees that it shall not, without the prior written consent of the other Party, disclose the Confidential Information to any third party or use the Confidential Information other than for the purposes of this Agreement (including, the exercise of any rights hereunder or in the fulfillment of any obligations hereunder).

13.2.
Notwithstanding the foregoing, a Party may disclose the Confidential Information to: (i) those of its employees, representatives, advisors, subcontractors, agents or sublicensees as, and to the extent necessary for the exercise by it of its rights hereunder, in the fulfillment of its obligations hereunder and/or for the implementation of the provisions of this Agreement and the Company may disclose Confidential Information to potential investors in the Company, provided that it shall first bind such employees, representatives, advisors, subcontractors, agents, sublicensees and potential investors with a similar undertaking of confidentiality in writing; and (ii) any competent authority for the purposes of obtaining any approvals, permissions and/or waivers (if any) required for the exercise of any license envisaged hereinunder and/or implementation of this Agreement, or in the fulfillment of any legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements).

14.           Publications

14.1.
Hadasit and the Principal Investigator may freely publish and disseminate the results of their investigative findings hereunder in any media and determine the authorship and contents (including without limitation scientific conclusions and professional judgments) of any such publication subject to their compliance with the provisions of this Section 14.1. Hadasit or the Principal Investigator, as the case may be, shall provide the Company with a copy of the intended written publication (or reasonably detailed summary of any other oral publication) at the earliest practical time, but in any event not less than 90 (ninety) days prior to their submission to a scientific journal or presentation at a scientific meetings and shall allow the Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation.

14.2.	The Company undertakes to provide its written comments with respect to such publication or presentation within 30 (thirty) days following its receipt of such written material.

14.3.
If the Company, in its written comments, identifies material for which patent protection should be sought, then Hadasit or the Principal Investigator shall cause the publication or presentation of such submission to be delayed for a period of not more than 60 (sixty) days from the date of the Company's response, to enable the Company to make the necessary patent filings.

15.           Indemnification, Warranty, Limitation of Liability

15.1.
Indemnification. The Company shall defend, indemnify and hold harmless Hadasit, HMO, the Principal Investigator and any of their employees, agents or contractors (collectively the "Indemnitees") from and against any loss, damage, liability and expense (including legal fees), and/or any responsibility, charges, damages and/or product liability claim (a "Claim") which may result from the exploitation of the licenses granted to the Company hereinunder provided, however:

15.1.1.
that the Company’s indemnification obligations under this Section 15 shall be proportionately reduced to the extent the loss was caused or increased by the negligence or willful misconduct of an Indemnitee or by the failure of an Indemnitee to comply with the provisions or this Agreement, the Work Order or any written instructions of the Company; and

15.1.2.
that any Indemnitee has not made any admission in respect of such Claim or proceeding and has not taken any action relating to such Claim or proceeding prejudicial to the defense of such Claim, without the prior written consent of the Company, such consent not to be unreasonably withheld.

15.2.
Notwithstanding the above, neither Party shall be liable to the other Party's employees, agents or contractors, except in case of gross negligence or willful misconduct, for injuries to a person or property suffered during their collaboration at the Facilities. Each Party shall use its reasonable efforts to cover such contingencies by an insurance policy reasonably adequate in scope and coverage.

15.3.
Notice and Assumption of Defense.  Hadasit shall promptly provide the Company with written notice of the circumstances of any Claim potentially subject to indemnification and receipt of any claim, suit, demand or notice with respect thereto. Hadasit shall allow the Company to assume the defense of any such Claim, including the right to select counsel of its choosing and the right to compromise or settle any loss; provided however that, without the written consent of the Indemnitees, the Company will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability with respect thereto. If the Company is required to defend any Claim, Hadasit shall, and shall cause its employees and agents to, at the Company’s sole expenses, to cooperate fully in the defense thereof and furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Company in connection therewith.  In no event shall Hadasit compromise, settle or otherwise admit any liability with respect to any Claim subject to indemnification under this Agreement without the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

15.4.
Disclaimer of Warranty. Nothing contained in this Agreement shall be construed as a warranty by Hadasit, HMO or the Principal Investigator that the results of the Additional Research will be useful or commercially exploitable or of any value whatsoever. Hadasit, HMO and the Principal Investigator disclaim all warranties, either express or implied warranties of merchantability, efficacy and fitness of the results of the Additional Research for a particular purpose.

15.5.
Limitation of Liability. Neither Party shall be liable for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if such Party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable. Nothing herein is intended to exclude or limit liability for death or personal injury caused by either Party.

16.           Term and Termination

16.1.
This Agreement shall be deemed as having been effective upon the Effective Date and unless mutually agreed otherwise between the Parties in writing or terminated pursuant to any provision of this Section 16, shall remain in full force and effect until the Additional Research Funds are expended in full or Hadasit is free to utilize them for other purposes pursuant hereto and the final report is issued to the Company pursuant to Section 5.4 above.

16.2.
Either Party may terminate this Agreement at any time upon 60 (sixty) days' prior written notice to the other Party, for any material breach of this Agreement by the other Party where such breach is not remedied within the 60 (sixty) day notice period.

16.3.
Either Party may terminate this Agreement, upon written notice taking immediate effect, upon the filing by any person of a petition for the winding-up or liquidation or the appointment of a receiver on most of the assets of the terminated party, if petition has not been withdrawn or dismissed within 60 (sixty) days of its filing.

16.4.
All provisions which by their terms survive termination, including, without limitation, the confidentiality, intellectual property and indemnification provisions of this Agreement, shall survive termination or expiration of this Agreement for any reason whatsoever. For the avoidance of doubt, all rights and obligations accrued through the date of termination, including, without limitation, licenses granted hereunder, shall survive termination or expiration of this Agreement.

17.           Entire Agreement

17.1.	This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof.

17.2.	The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof.

18.           Amendment

This Agreement may be amended only by a written document signed by the Parties hereto which expressly indicates that this Agreement is being amended thereby.

19.           Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of Israel.  The competent courts in Jerusalem shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

20.           Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be considered given when mailed by pre-paid registered or certified mail, return receipt requested, or delivered by hand, to the Parties at the following addresses (or such other address as a Party may specify by notice hereunder):

If to the Company:

Cell Cure Neurosciences, Ltd.
Kiryat Hadassah, PO Box 12000
Jerusalem 91120, Israel
Fax: + 972 2 643 7712
Attn: The Managing Director

With a copy (which will not constitute notice):
Baratz & Co.
Attorneys-at-Law & Notaries
1 Azrieli Center, Round Tower, 18th Floor
Tel Aviv 67021
Israel
Attn: Adv. Yael Baratz
Fax: 972 3 6960986

If to Hadasit:
Hadasit Medical Research and Development Ltd.
POB 12000
Jerusalem 91120 Israel
Fax: + 972 2 643 7712
Attention: The Managing Director

With a copy (which will not constitute notice) to:
Ephraim Abramson & Co., Law Offices
2 Beitar Street, Third Floor
Jerusalem 93386 Israel
Fax: +972-2-565-4001
Attention: Harry Grynberg, Adv. and Ami Hordes, Adv.

21.           Miscellaneous

21.1.
Each of the Parties agrees that any breach of this Agreement by it will cause irreparable damage to the other Party and that in the event of such breach, the other Party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of a Party’s obligations hereunder. Nothing contained herein shall be construed as prohibiting a Party from pursuing any other remedy available for such breach or threatened breach.

21.2.
This Agreement may not be assigned by a Party hereto without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any unauthorized assignment or transfer shall be deemed null and void. The Company may assign this Agreement to an affiliate, or to a third party in the context of an M&A Transaction, subject to the Company's provision to Hadasit of prior written notice of any such assignment and a written confirmation of the assignee confirming its undertaking to be bound by the terms of this Agreement. For the purposes hereof, the term "M&A Transaction" shall mean a transaction in which all or substantially all of the shares or assets of the Company are acquired by or assigned to a third party.

21.3.
Hadasit hereby represents and warrants that it is authorized to bind HMO for the matters contained herein, and that HMO shall abide to the terms and conditions of this Agreement as though it were a party hereto.

21.4.	The preamble is an integral part hereof.

21.5.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Transmission by facsimile or by electronic mail in PDF format of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

Signature Page

Additional Research Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth below.

CELLCURE NEUROSCIENCES LTD.

By:
Title:
Date:

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.
By:
Title:
Date:

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.
By:
Title:
Date:

I hereby confirm that I have read and understood this Agreement and that I will abide by its terms to the extent they are applicable to me.

__________________________________
Prof. Benjamin Reubinoff

Date: ___________________________

Annex A

Letter of Instructions

October 7, 2010

To:           Ephraim Abramson & Co Trust Company Ltd. (the "Escrow Agent")

Re: Letter of Instructions

WHEREAS, Hadasit Medical Research Services and Development Ltd. ("Hadasit") and Cell Cure Neurosciences Ltd. (the "Company") have entered into an Additional Research Agreement, dated October 7, 2010 (the "Agreement"), to which this Letter of Instructions is attached; and

WHEREAS, under the Agreement the Company undertook to finance the Additional Research at Hadasit (as defined in the Agreement) in a cumulative amount of US$ 1,500,000 (One Million and Five Hundred Thousand US Dollars) by paying Hadasit the amount of US$ 300,000 (Three Hundred Thousand US Dollars) (the "Annual Additional Research Funds") each year for 5 (five) consecutive years commencing as of the calendar date starting on January 1, 2011; and

WHEREAS, under the Agreement the Company undertook to deposit the Annual Additional Research Funds with the Escrow Agent on an annual basis; and

WHEREAS, Hadasit, the Company and the Escrow Agent (each a "Party" and collectively, the "Parties") wish to enter into this Letter of Instructions to set forth the terms upon which the Escrow Agent will hold the Annual Additional Research Funds in escrow and release them. Capitalized terms used herein but not defined shall have the meaning ascribed to them under the Agreement. In the event of a conflict between this Letter of Instructions and the Agreement, then the Letter of Instructions shall govern.

NOW THEREFORE, the Parties hereby agree as follows:

1.         Escrow Deposit

1.1.
During the term of this Letter of Instructions, the Company shall deposit with the Escrow Agent, into an account as designated by the Escrow Agent to the Parties from time to time, the Annual Additional Research Funds plus VAT by no later than December 1st of the previous year for each coming year, starting December 1, 2010 and ending on December 1, 2014.

1.2.
The Escrow Agent shall, pending the disbursement of the Annual Additional Research Funds pursuant to this Letter of Instructions,  invest the Annual Additional Research Funds in short-term dollar deposits, insofar as available (and recognizing that no or little interest currently accrues on such deposits), or in such deposit as jointly directed in writing by the Company and Hadasit.

2.         Escrow Release to Hadasit

2.1.
Subject to the provisions of Section 2.2, the Escrow Agent shall unconditionally and without requiring any further authorization from either Party, release the Annual Additional Research Funds to Hadasit each year in 4 (four) equal quarterly installments of US$ 75,000 (Seventy Five Thousand US Dollars) each (each a “Quarterly Installment”). Each Quarterly Installment shall be released by the Escrow Agent to Hadasit on the first day of such calendar quarter (i.e., January 1, April 1, July 1, and October 1).

2.2.
In the event and only in the event that that, prior to the release date for a quarter, as provided above, (a) the Escrow Agent and Hadasit have received written notification from the Company at least fourteen (14) days prior to the release date of the relevant Quarterly Installment, indicating that the Quarterly Report (as defined in the Agreement) was not submitted by Hadasit to the Company in respect of the calendar quarter immediately before last (for example, a notice before July 1 that the Quarterly Report for Q1 was not received), and (b) the Escrow Agent has not received written notification from Hadasit prior to such Release Date indicating that (i) Hadasit disputes the Company’s said written notification, or (ii) Hadasit claims there is no outstanding obligation on the part of Hadasit to submit the Quarterly Report in respect of the calendar quarter in question or that if it had such an obligation, it has been cured since receipt of the Company’s said written notification,  then and only then the Escrow Agent shall not release such Quarterly Installment until Hadasit submits such Quarterly Report to the Company, as confirmed in writing by the Company to the Escrow Agent and Hadasit within seven (7) days of such receipt of same by the Company.

3.           Escrow Agent's Duties and Liabilities

3.1.
The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Letter of Instructions which are purely ministerial in nature, and no implied duties, covenants or obligations of the Escrow Agent may be read into this Letter of Instructions. The Escrow Agent shall neither be responsible for nor chargeable with knowledge of the terms and conditions of any other agreement, instrument or document between any of the Parties hereto, including without limitation the terms and conditions of the Agreement, and the Escrow Agent shall be required to act only pursuant to the terms and provisions of this Letter of Instructions.

3.2.
The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to the Escrow Agent hereunder and believed by the Escrow Agent to be genuine and to have been signed or presented by a Party. The Escrow Agent shall be under no obligation to enquire about or make any investigation in relation to the genuineness, authenticity or sufficiency of any fact contained in any notice rendered hereunder.

3.3.	The Escrow Agent shall not be liable for any action or omission except for willful or grossly negligent failure to perform the Escrow Agent's duties explicitly referred to herein.

3.4.
The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to the Company and Hadasit specifying a date upon which such resignation shall take effect, whereupon a successor escrow agent shall be appointed by mutual agreement of the Company and Hadasit.  The Escrow Agent shall be entitled to release the Annual Additional Research Funds held in escrow to any successor escrow agent so appointed.

4.             Escrow Agent's Fee

As full consideration for the Escrow Agent's services hereunder, and subject to the Escrow Agent’s additional rights for reimbursement and indemnification as provided herein, the Escrow Agent shall be entitled to deduct from the Annual Additional Research Funds deposited with the Escrow Agent hereunder an amount of US$ 250 (Two Hundred and Fifty US Dollars) plus V.A.T per quarter, on the first day of each calendar quarter throughout the term of this Letter of Instructions, and the Company shall in addition pay an equal amount plus VAT, per quarter, to the Escrow Agent, also on the first day of each calendar quarter throughout the term of this Letter of Instructions.

5.             Discretion of Escrow Agent to File an Action

In the event that any dispute shall arise with respect to the interpretation of any provision of this Letter of Instructions, the rights and/or obligations of any Party hereunder, or the propriety of any action contemplated by the Escrow Agent under this Letter of Instructions, or if the Escrow Agent is uncertain as to its rights or duties hereunder, then, in such event, the Escrow Agent may, in its sole discretion, file an application to a court of competent jurisdiction for it to resolve such dispute or uncertainty. The Company and Hadasit shall, jointly and severally, indemnify the Escrow Agent against all costs and expenses, including reasonable attorneys' fees, incurred by the Escrow Agent in connection with any such action or any other related action and the Escrow Agent shall be fully protected in suspending all or part of its activities under this Letter of Instructions until a judgment in the relevant action is entered and becomes final.

6.             Consultation with Counsel

The Escrow Agent may consult with outside counsel of its own choice in matters relating to this Letter of Instructions and shall be indemnified by the other Parties hereto for all costs and reasonable attorneys’ fees incurred in connection with such consultation.

7.             Indemnification

7.1.
Unless the Escrow Agent is grossly negligent or guilty of willful misconduct with regard to its duties under this Letter of Instructions, the Escrow Agent shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind.   Each of the Parties acknowledge that the Escrow Agent is an affiliate of the Israeli lawyers of Hadasit, Ephraim Abramson & Co. Law Offices (the "Firm"), and hereby expressly agree that the Escrow Agent and the Firm shall continue to act in such capacities. The Parties shall, jointly and severally, indemnify and hold harmless the Escrow Agent, the Firm and each of their respective current and former directors, officers, partners, associates and employees (the "Escrow Agent Indemnitees") absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, taxes and any other expenses whatsoever, including reasonable attorneys' fees and costs that may be asserted against any Escrow Agent Indemnitee in connection with or arising from or referable to this Letter of Instructions or the performance by the Escrow Agent or any Escrow Agent Indemnitee of the Escrow Agent's duties hereunder and/or any action or inaction by any of such parties in relation hereto, provided that the Escrow Agent Indemnitees act without gross negligence or willful misconduct. The Firm and each of its respective Escrow Agent Indemnitees shall be deemed to be beneficiaries of the provisions of this Section 7.1 in every respect whatsoever, and shall be entitled to enforce the provisions hereof as if it were a party hereto as the Escrow Agent.

7.2.
The Company and Hadasit shall be jointly and severally liable for remitting all amounts due to the Escrow Agent hereunder within 7 (seven) days of the Escrow Agent’s written demand.  Any amount not so indemnified may be drawn by the Escrow Agent from the Annual Additional Research Funds then in its possession, if any.

8.             Termination

8.1.
The duties of the Escrow Agent under this Letter of Instructions shall be in effect until the earlier of (i) the release by the Escrow Agent of the total Annual Additional Research Funds to Hadasit, (ii) termination of the Agreement, and (iii) the Escrow Agent’s resignation under Section 3.4 above.

8.2.	If this Letter of Instructions is terminated due to termination of the Agreement, pursuant to Section 8.1(ii) above, the following shall apply:

8.2.1.
In the event of termination of the Agreement by the Company pursuant to Section 3.1 of the Agreement (i.e. the Principal Investigator (as defined in the Agreement) leaving and no suitable substitute being reasonably approved by the Company within the prescribed time), the Escrow Agent shall release the Annual Additional Research Funds held in escrow to the Company, except for the amounts due to Hadasit under Section 3.1 of the Agreement, which shall be released by the Escrow Agent to Hadasit.

8.2.2.
In the event of termination of the Agreement by Hadasit pursuant to Section 16.2 (Material Breach) or Section 16.3 (Insolvency) of the Agreement, the Escrow Agent shall release the Annual Additional Research Funds held in escrow to Hadasit.

9.              Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be considered given when mailed by pre-paid registered or certified mail, return receipt requested, or delivered by hand, to the Parties at the following addresses (or such other address as a Party may specify by notice hereunder):

If to the Company:

Cell Cure Neurosciences, Ltd.
Kiryat Hadassah, PO Box 12000
Jerusalem 91120, Israel
Fax: + 972 2 643 7712
Attn: The Managing Director

With a copy (which will not constitute notice):
Baratz & Co.
Attorneys-at-Law & Notaries
1 Azrieli Center, Round Tower, 18th Floor
Tel Aviv 67021
Israel
Attn: Adv. Yael Baratz
Fax: 972 3 6960986

If to Hadasit:
Hadasit Medical Research and Development Ltd.
POB 12000
Jerusalem 91120 Israel
Fax: + 972 2 643 7712
Attention: The Managing Director

With a copy (which will not constitute notice) to:
Ephraim Abramson & Co., Law Offices
2 Beitar Street, Third Floor
Jerusalem 93386 Israel
Fax: +972-2-565-4001
Attention: Harry Grynberg, Adv. and Ami Hordes, Adv

If to the Escrow Agent:
Ephraim Abramson & Co Trust Company Ltd.
2 Beitar Street, Third Floor
Jerusalem 93386 Israel
Fax: +972-2-565-4001
Attention: Harry Grynberg, Adv.

10.           Amendment

This Letter of Instructions may be amended only by a written document signed by the Parties hereto which expressly indicates that this Agreement is being amended thereby.

11.           Applicable Law

This Letter of Instructions shall be governed by and construed in accordance with the laws of Israel.  The competent courts in Jerusalem shall have exclusive jurisdiction over any dispute that may arise with respect to this Letter of Instructions.

[INTENTIONALLY LEFT BLANK]

Signature Page
Letter of Instructions

IN WITNESS WHEREOF, the Parties have duly executed this Letter of Instructions as of the date set forth below.

CELLCURE NEUROSCIENCES LTD.

By:
Title:
Date:

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.
By:
Title:
Date:

HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.
By:
Title:
Date:

EPHRAIM ABRAMSON & CO TRUST COMPANY LTD.
By:
Title:
Date:

Annex B

FORMAT OF QUARTERLY REPORTS

Cell Cure – Hadasit Additional Research – Quarterly Reporting Form
for the Period _________ - __________

Task #1
Task Name:
Planned Objectives for the Reporting Period:
Short Description of Accomplishments (up to 100 words):
Significance:
Planned Objectives for the Upcoming Period:

Task #2
Task Name:
Planned Objectives for the Reporting Period:
Short Description of Accomplishments (up to 100 words):
Significance:
Planned Objectives for the Upcoming Period:

Task #3
Task Name:
Planned Objectives for the Reporting Period:
Short Description of Accomplishments (up to 100 words):
Significance:
Planned Objectives for the Upcoming Period:

(Repeat format above for any additional tasks underway during the reporting period)

Were any critical results obtained? If so, please describe.

Were any innovations made that could be the basis for a patent application? If so, please describe.

Date: _______________

Signature: _______________
Prof. Benjamin Reubinoff